Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Leigh Parrish
Media: Samantha Cohen
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FOURTH QUARTER AND

FISCAL 2011 FINANCIAL RESULTS

~ Fourth Quarter Net Income Up 40%; EPS $.26 vs $.19 Prior Year~

~ Fiscal 2011 Net Income Up 38%; EPS $1.44 vs $1.07 Prior Year~

~ Comparable Store Sales Increase 4.2% for Fiscal 2011 ~

~ Fiscal 2012 Estimated EPS Range of $1.61 to $1.75 ~

~ Company Announces Intended Acquisition of 24 Vespia Tire Stores ~

ROCHESTER, N.Y. – May 17, 2011 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 26, 2011.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2011 increased 2.4% to a record $150.8 million compared to $147.2 million for the fourth quarter of fiscal 2010. Comparable store sales were flat, negatively impacted by weather and rising gas prices, as compared to an 8.0% increase last year. Comparable store sales increased approximately 5% for exhaust and 3% for maintenance services, and were down approximately 2% for tires and brakes.

Gross margin increased to 40.1% in the fourth quarter from 39.0% in the prior year quarter due to increased vendor rebates as well as selling price increases that were implemented in response to increased material costs. Total operating expenses were $46.0 million, or 30.5% of sales, compared with

$46.9 million, or 31.8% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to operating leverage and improvement in benefit costs.

Operating income for the quarter increased 37.4% to $14.4 million from $10.5 million in the fourth quarter of fiscal 2010. Interest expense was $1.2 million compared to $1.8 million in the fourth quarter of fiscal 2010.

Net income for the fourth quarter increased 40.5% to a record $8.2 million from $5.9 million in the prior year period. Diluted earnings per share for the quarter increased 36.8% to $.26, compared to diluted earnings per share of $.19 in the fourth quarter of fiscal 2010, and were at the high end of the Company’s estimated range of $.22 to $.26. Net income for the fourth quarter reflects an effective tax rate of 38% compared with 33% for the prior year period.

The Company closed two locations during the quarter, ending fiscal 2011 with 781 stores.

Fiscal Year Results

Net sales for fiscal 2011 increased 12.8% to a record $636.7 million from $564.6 million for fiscal 2010. Comparable store sales increased 4.2% for the year, on top of a 7.2% increase in fiscal 2010, marking the tenth consecutive year of comparable store sales increases for the Company.

Gross margin was 40.4% for fiscal 2011 compared to 40.9% in the prior year. The decrease in gross margin as a percentage of sales is largely due to an increase in material costs related to the shift in mix to the lower margin tire sales category, resulting from a full year of sales from the fiscal year 2010 acquired stores. Total operating expenses were $179.1 million, or 28.1% of sales, for fiscal 2011, compared with $171.9 million, or 30.5% of sales, for the prior fiscal year. Operating income for the year increased 32.3% to $78.4 million from $59.2 million in fiscal 2010.

Net income for fiscal 2011 increased 38.1% to a record $45.8 million, or $1.44 per diluted share, from $33.2 million, or $1.07 per diluted share, for fiscal 2010, at the high end of the Company’s recently increased estimated range of $1.41 to $1.45.

Robert G. Gross, Chairman and Chief Executive Officer stated, “The record results we achieved in the fourth quarter and fiscal year 2011 demonstrate the strength and consistency of our business model. Importantly, our position in the marketplace allows us flexibility to pull different levers to improve our performance, and we believe that this will continue to be an advantage going forward. Notably, fiscal 2011 marked our tenth consecutive year of same store sales increases, with our 4.2% comparable store sales increase following a solid 7.2% increase in fiscal 2010. Our ongoing strong execution demonstrates that our company is able to deliver solid results in both favorable and challenging economic times. Overall, we remain very pleased with our performance, which is a direct result of the ability of our employees to execute well and consistently provide excellent service to our loyal customers.”

Definitive Agreement with Vespia Tires

Monro today announced that it is has signed a definitive asset purchase agreement to acquire Vespia Tire Centers Inc. (“Vespia”). The transaction is expected to close by June 5, 2011. Vespia, which consists of 24 locations in New Jersey and Eastern Pennsylvania, will expand Monro’s footprint in this region and will be funded primarily through the Company’s existing line of credit. The Company expects the Vespia acquisition to be slightly accretive in fiscal 2012. Vespia generated annual net sales of approximately $36 million in 2010. It is management’s intention to retain Vespia’s store employees.

Mr. Gross commented, “We are delighted that we have the opportunity to integrate the Vespia chain into the Monro business, which we believe will further broaden our market position and our strategy of achieving growth through reasonably priced, value-added acquisitions. Vespia’s established store base in the New Jersey and Pennsylvania markets, with average sales of $1.5 million per location and loyal customer base, will help us to quickly expand Monro’s footprint in this densely populated market. Further, we have entered into this agreement on attractive terms which are consistent with our previously stated acquisition criteria.

Quarterly Dividend

The Company announced that its Board of Directors declared a cash dividend for the first quarter of fiscal 2012 of $.08 per share on the Company's outstanding shares of common stock. The dividend is payable on June 17, 2011 to shareholders of record at the close of business on June 7, 2011.

Company Outlook

Based on current visibility, business and economic trends, the Vespia acquisition, as well as fiscal 2012 being a 53-week year, the Company anticipates fiscal 2012 sales to be between $690 and $705 million. Comparable store sales growth is expected to be in the range of 4% to 6% (2% - 4%

adjusted for days). Fiscal 2012 diluted earnings per share are expected to be in the range of $1.61 to $1.75. The estimate is based on 32.0 million weighted average shares outstanding.

For the first quarter of fiscal 2012, the Company anticipates comparable store sales growth in the range of 1% to 3%. The Company expects diluted earnings per share for the first quarter to be between $.44 and $.47, compared to $.42 for the first quarter of fiscal 2011.

Mr. Gross concluded, “While we continue to have a positive outlook, we anticipate that we will experience more moderate organic earnings growth in fiscal 2012, although growth from acquisitions will be accelerated. Specifically, we believe that rising gas prices and the macroeconomic environment will weigh on consumer sentiment and purchasing behavior. Historically, we have leveraged our strong business model and position as a low cost and trusted service provider to continue to grow the business and enhance shareholder returns regardless of the economic or operating environment. We are confident that we can continue this trend. Importantly, we believe the current environment will allow us to take advantage of additional acquisition opportunities, which should result in further economies of scale and enhanced convenience for customers, while more strongly positioning the Company for continued profitable growth.”

Investor Conference and Webcast

The Company also announced today that Mr. Gross will present at the Stephens Spring Investment Conference in New York City. The Company’s presentation is scheduled for Tuesday, May 24, 2011 at 11:30 a.m. ET. A live webcast of the presentation will be available via the Investor Relations section of the Company’s website (www.monro.com) and will be archived for two weeks following the date of the presentation.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, May 17, 2011 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 888-300-2343 and using the required pass code 7691266. A replay will be available approximately one hour after the recording through Tuesday, May 31, 2011 and can be accessed by dialing 877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through May 31, 2011.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 780 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro's stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March		% Change
	2011	2010
Sales	$150,808	$147,231	2.4%
Cost of sales, including distribution and occupancy costs	90,378	89,877	0.6

Gross profit	60,430	57,354	5.4

Operating, selling, general and administrative expenses	45,404	46,059	(1.4)
Intangible amortization	288	189	52.3
Loss on disposal of assets	344	627	(45.2)

Total operating expenses	46,036	46,875	(1.8)

Operating income	14,394	10,479	37.4
Interest expense, net	1,233	1,753	(29.7)
Other income, net	(80)	(90)	(10.4)

Income before provision for income taxes	13,241	8,816	50.2
Provision for income taxes	4,993	2,946	69.5

Net income	$8,248	$5,870	40.5

Diluted earnings per share	$.26	$.19	36.8%

Weighted average number of diluted shares outstanding	31,970	31,389
Number of stores open (at end of quarter)	781	777

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March		% Change
	2011	2010
Sales	$636,678	$564,639	12.8%
Cost of sales, including distribution and occupancy costs	379,166	333,465	13.7

Gross profit	257,512	231,174	11.4

Operating, selling, general and administrative expenses	176,969	169,896	4.2
Intangible amortization	1,379	894	54.2
Loss on disposal of assets	779	1,148	(32.2)

Total operating expenses	179,127	171,938	4.2

Operating income	78,385	59,236	32.3
Interest expense, net	5,095	6,090	(16.3)
Other income, net	(647)	(279)

Income before provision for income taxes	73,937	53,425	38.4
Provision for income taxes	28,096	20,234	38.9

Net income	$45,841	$33,191	38.1

Diluted earnings per common share	$1.44	$1.07	34.6%

Weighted average number of diluted shares outstanding	31,807	30,978

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 26, 2011	March 27, 2010
Current assets
Cash	$2,670	$11,180
Inventories	98,964	85,817
Other current assets	27,149	27,095

Total current assets	128,783	124,092
Property, plant and equipment, net	200,596	202,746
Other noncurrent assets	122,461	117,305

Total assets	$451,840	$444,143

Liabilities and Shareholders’ Equity
Current liabilities	$99,378	$99,377
Long-term debt	52,052	96,427
Other long term liabilities	20,161	15,669

Total liabilities	171,591	211,473
Total shareholders’ equity	280,249	232,670

Total liabilities and shareholders’ equity	$451,840	$444,143